Exhibit 99-B.4.13

                    Aetna Life Insurance and Annuity Company

                               FORM OF ENDORSEMENT

The Contract is endorsed as outlined below.

The definition below is added as section 1.14 entitled Dollar Cost Averaging:

              Dollar Cost Averaging - A program which allows each Participant to allocate fixed dollar amounts at regular intervals over a period of time to be used to automatically purchase more shares of the Fund(s) held by the separate account. Transferred or accumulated assets must be in the Aetna money market fund before they can be dollar cost averaged. Amounts may be transferred out of existing funds into the Aetna money market fund. Amounts transferred from the Fixed Account or Guaranteed Accumulation Account are subject to the surrender restrictions described in the Contract. Amounts transferred from the Guaranteed Accumulation Account Guaranteed Term before the end of that Guaranteed Term may be subject to a Market Value Adjustment. Aetna reserves the right to change terms and conditions for Dollar Cost Averaging upon notification to the Contract Holder and Participants. To elect to participate in Dollar Cost Averaging, Participants should contact the Opportunity Plus Processing Office.

The first paragraph of section 3.02 entitled Individual Accounts is revised to read:

              Aetna will maintain Individual Accounts for Participants. The Individual Accounts may be as follows:

              a) Employer Account: This Individual Account will be credited with employer Net Purchase Payments; and

              b) Employee Account: This Individual Account will be credited with employee Net Purchase Payments, specifically employee salary reduction Purchase Payments.

              Should a Participant wish to exchange an existing Aetna tax deferred annuity contract for this Contract, the original enrollment date will be used to calculate the surrender fee.

              If, pursuant to Internal Revenue Service Revenue Ruling 90-24, Aetna agrees to accept under this Contract amounts transferred from a Code Section 403(b)(7) custodial account, such amounts will be subject to the surrender restrictions set forth in Code Section 403(b)(7)(A)(ii).

              Aetna reserves the right not to accept any Purchase Payment.

Paragraph (e) of section 3.07 entitled Net Return Factor(s) - Separate Account is replaced with:

              A daily actuarial charge at an annual rate that will not exceed 1.25% during the accumulation period and 1.25% during the Annuity period for Annuity mortality and expense risks and profit and a daily administrative charge which will not exceed .25% on an annual basis.

The statement below is added as the last paragraph of section 3.15 entitled Surrender Value:

              The Participant may withdraw any portion or all of an Individual Account Current Value and transfer such amount to another investment provider under the Plan or roll over such amount that qualifies as an eligible rollover distribution in accordance with Code Sections 403(b)(8), 401(a)(31) and 402(c) and applicable regulations.

              Amounts transferred as provided under Internal Revenue Service Revenue Ruling 90-24 to an ALIAC Code Section 403(b)(7) custodial account which are subject to a surrender fee cannot be transferred from the 403(b)(1) account to the 403(b)(7) custodial account.


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ENYS-XC/M-00

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The statement below is added to section 3.16 entitled Surrender Fee:

              (k) As a distribution under a systematic distribution option
              (SDO).

Section 3.20 entitled Distribution Options is replaced with the following:

           Systematic Distribution Options (SDO's)

              During the Accumulation Phase, three distribution options are available: the Systematic Withdrawal Option (SWO), the Estate Conservation Option (ECO), and the Life Expectancy Option (LEO). Under these options, Participants may request regularly scheduled, automatic, partial distributions of their Individual Account Current Value.

              Withdrawals from the Individual Account Current Value for an SDO are made proportionately from each investment option in which the account is invested. No surrender fee applies to amounts distributed under a systematic distribution option. An MVA may apply, however, to amounts withdrawn from the GA Account.

              If applicable, all payments comply with the incidental death benefit test of Code Section 401(a)(9). Any single or joint life expectancy factor(s) used in the calculation of a systematic distribution option will comply with Code Section 401(a)(9) and related regulations and are generally based on the tables associated with that section of the Code.

              To request SWO, ECO or LEO, the Participant or beneficiary, as applicable, must complete an election form and forward it to the Opportunity Plus Processing Office. A minimum Individual Account Current Value may be required to elect an SDO. Generally, an SDO may be elected only once and if revoked, may not be reinstated.

              The availability of any specific option will be subject to terms and conditions applicable to that option. Availability is also determined by the Plan. We reserve the right to discontinue the availability of an SDO option for future election. Payments will, however, continue to Participants who elected the option before the date it is no longer available.

           Systematic Withdrawal Option (SWO)

              Under SWO, a portion of the Individual Account value is automatically withdrawn and paid to the Participant. The earliest date SWO payments may begin is the date the Participant attains age 59 1/2 or age 55 if the Participant has separated from service at or later than age 55. SWO is not available when a loan is in effect.

              The Participant or beneficiary, as applicable, may elect one of the following payments methods:

              (a) Payment of a specified dollar amount annually - The amount distributed may not be more than 20% of the Individual Account Current Value as of the date SWO is elected. The amount will remain constant unless a larger amount is required under the Code's minimum distribution rules. Each year, Aetna will calculate the minimum distribution required by dividing the Individual Account Current Value as of December 31 of the prior year by the life expectancy factor. If the minimum distribution required is larger than the amount requested, Aetna will distribute the minimum required amount.

              (b) Payment over a specified period - Payments must be over a period of at least five years unless a larger amount is required under the Code's minimum distribution rules. The maximum period allowed is determined by the life expectancy factor. The amount paid each year is the Individual Account Current Value as of December 31 of the prior year divided by the remaining number of payment years.

              (c) Payment of a percentage of the Individual Account value -
                  Aetna will distribute an amount equal to or less than 20% of the Individual Account Current Value as of the date SWO is elected. Each year the amount distributed is calculated by multiplying the Individual Account Current Value on December 31 of the prior year by the percentage elected. Payments are made each year until the Participant attains age 70 1/2.

              For SWO, the life expectancy factor for the initial distribution is reduced by one.

              If amounts are withdrawn from the GA Account, an MVA (see 3.03) will apply to amounts withdrawn under SWO.


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           Estate Conservation Option (ECO)

              Under ECO, a portion of the Individual Account Current Value is automatically withdrawn and paid to the Participant. The earliest date ECO payments may begin is the first day of the calendar year in which the Participant attains age 70 1/2. (A spousal beneficiary may elect ECO and payments may begin as of the date of the Participant's death.)

              When ECO is in effect, Aetna will calculate and distribute an amount equal to the minimum distribution required under the Code. Generally, the amount distributed is equal to the Individual Account Current Value as of December 31 of the year prior to the payment year divided by a single or joint life expectancy factor. The life expectancy factor is recalculated each year.

              If amounts are withdrawn from the GA Account, no MVA applies to amounts withdrawn under ECO.

           Life Expectancy Option (LEO)

              This option is available only to Participants who have separated from service. LEO provides automatic, substantially equal periodic payments of the Individual Account Current Value prior to age
              59 1/2. LEO is not available when a loan is in effect.

              To avoid tax penalties, the calculation of payments under LEO must comply with methods allowed under federal regulations. Currently, the following three methods are offered:

              (a) Life expectancy method

                  The annual payment amount is recalculated each year. It is calculated by dividing the Individual Account Current Value by the Participant's life expectancy. The amount distributed each year will be based on the Individual Account Current Value as of December 31 of the prior year.

              (b) Amortization method

                  The annual payment amount remains level. The annual amount is determined by amortizing the Individual Account Current Value over the life expectancy of the Participant or the joint life expectancies of the Participant and the beneficiary at an interest rate that does not exceed a reasonable interest rate on the date payments begin.

              (c) Annuity method

                  The annual payment amount remains level. The amount is determined by dividing the Individual Account Current Value by an annuity factor beginning at the Participant's age in the year payments begin and continuing for the life of the Participant. The amount is derived using an interest rate that does not exceed a reasonable interest rate on the date payments begin.

              As allowed by law, additional methods may be offered.

              Once a payment method is elected, payments must continue for at least five years or until the Participant attains age 59 1/2, whichever is later. We will not make payments under LEO once the Participant attains age 70. At age 70, the Participant must elect another distribution option or use all or a portion of the Individual Account Current value to purchase Annuity payments.

              If amounts are withdrawn from the GA Account, an MVA (see 3.03) will apply to amounts withdrawn under LEO.

              Section 4.06 entitled Annuity Options is amended as follows only for Participants enrolling in the Plan on and after March 1, 2000:

              Option 1 - Payment of Interest on Sum Left with Aetna is deleted.

              Options 2, 3 and 4 are amended and restated to read:

              Option 2 - Payments for a Stated Period of Time

              This option provides payments for a stated period. The number of years must be at least three (3) and not more than thirty (30) and the Annuity may be a Fixed or Variable Annuity.


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              If payments for this option are under a Variable Annuity, the present value of any remaining payments may be withdrawn at any time. If a withdrawal is requested within three years of the first purchase payment, the lump-sum payment is treated as a withdrawal during the Accumulation Phase and any applicable surrender fee will apply (see 3.16).

              If the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

              Option 3: Life Income for One Annuitant

              This option provides payments for the life of the Annuitant. If this option is elected, the Participant or beneficiary, as applicable, must also choose one of the following:

              (a) Payments cease at the death of the Annuitant; or

              (b) Payments are guaranteed for a period of at least five (5) and not more than thirty (30) years; or

              (c) Fixed-only cash refund: At the death of the Annuitant, the beneficiary receives a lump-sum payment in an amount equal to the amount applied to the Annuity (less any applicable premium tax), minus the amount of payments made to the Annuitant.

              Under (a) or (b), if the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

              Option 4: Life Income for Two Annuitants

              This option provides payments for the lives of the Annuitant and a second Annuitant. Payments continue until both Annuitants have died. If this option is elected, the Participant or beneficiary as applicable, must also choose one of the following:

              (a) 100% of the payment amount to continue after the first death;
                  or

              (b) 66 2/3% of the payment amount to continue after the first death; or

              (c) 50% of the payment amount to continue after the first death;
                  or

              (d) 100% of the payment amount to continue after the first death with payments guaranteed to the beneficiary after the second death for a period of at least five (5) and no more than thirty (30) years; or

              (e) 100% of the payment amount to continue at the death of the specified second Annuitant and 50% of the payment amount to continue at the death of the specified Annuitant; or

              (f) 100% of the fixed-only payment amount to continue after the first death with a cash refund to the Contract beneficiary after the second death. The amount of the cash refund is equal to the amount applied to the Annuity (less any applicable premium tax), minus the amount of payments made.

              Under (a) or (d), if the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the Annuity option is chosen (if permitted by the Code).

              Other Options

              As allowed under applicable state law, Aetna reserves the right to make other options available.

The paragraph below is added as new section 4.07.

4.07       Election of Annuity Option:

              The Participant or beneficiary, as applicable, may elect an Annuity option by properly completing an election form and forwarding it to the Opportunity Plus Processing Office no later than 30 calendar days before the desired first Annuity payment date. All Annuity option elections must comply with any regulatory requirements including the Code minimum distribution requirements.

Endorsed and made part of the Contract on February 15, 2000 or on the Effective Date of the Contract, if later.


                                        President
                                        Aetna Life Insurance and Annuity Company


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